CONSOL Energy Inc.
DEFINED CONTRIBUTION RESTORATION PLAN
Effective January 1, 2012
ARTICLE I - GENERAL PROVISIONS

1.1.
Establishment and Purpose. CONSOL Energy Inc. hereby establishes the Defined Contribution Restoration Plan (the "Plan") on the terms and conditions hereinafter set forth. The purpose of the Plan is to provide retirement benefits for a select group of management and highly compensated employees of CONSOL Energy Inc. and its subsidiaries that have adopted the Plan and is intended to qualify as a "top hat" plan under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

1.2.	Effective Date. The Plan is effective January 1, 2012.
ARTICLE II - DEFINITIONS
For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.
Account. "Account" means the notional account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and which shall not constitute a separate fund of assets.

2.2.	Award Period. "Award Period" means each calendar year.

2.3.	Beneficiary. "Beneficiary" means one or more persons or entities designated by the Participant to receive any Plan benefits payable after the Participant's death.

2.4.	Board. "Board" means the Board of Directors of the Company.

2.5.
Bonus. "Bonus" means the Participant's regular annual bonus compensation paid under the CONSOL Energy Inc. Short Term Incentive Plan, as amended, or the Executive Annual Incentive Plan, as amended, or any successor plan thereto, earned for services rendered by a Participant during an Award Period, and shall exclude all other bonus compensation paid to a Participant.

2.6.
Cause. "Cause" means (i) a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony, whether or not in connection with the performance by a Participant of his or her duties or obligations to the Company or any Subsidiary; (ii) theft relating to the business of the Company or any Subsidiary or dishonesty with respect to a material aspect of the business of the Company or any Subsidiary; (iii) gross negligence or willful misconduct in the performance of the Participant's duties or obligations to the Company or any Subsidiary, or engaging in illegal activity in connection therewith, including, without limitation, a Participant's engagement in any act or course of conduct that would result in the termination or revocation of, or jeopardize the renewal of, any licenses, permits, consents, authorization, approvals or material agreements necessary for the Company or any Subsidiary to conduct its business or that would have an adverse effect on the Company or any Subsidiary; (iv) violation of any provision of any nonsolicitation, noncompetition or nondisclosure contained in any agreement entered into by and between a Participant and the Company and/or any Subsidiary; or (v) "cause" as defined in the Participant's employment and/or change of control agreement, if any, with the Company or any Subsidiary. The determination as to whether or not Cause exists will be made by the Investment Committee and the CEO of the Company ("CEO") in accordance with its discretionary powers under Article VII; provided, however, that the Board shall make the determination as to whether or not Cause exists with respect to the CEO. The Investment Committee and the CEO shall periodically report to the Board as to its determinations, if any, with respect to determinations of Cause.

2.7.	Change in Control. "Change in Control" means the occurrence of any of the following events:
(i)    the acquisition after the date hereof by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the then outstanding voting stock of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition of voting stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof, or (E) any acquisition of voting stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii), below; or
(ii)    individuals who constitute the Board as of the Effective Date (the "Incumbent Board," as modified by this subsection (ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two‑thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person other than the Company beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all "acquisitions" described in clauses (A) - (C) of subsection (i)), and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii).
Notwithstanding the foregoing or any provision of this Agreement to the contrary, it is intended that the forgoing definition of Change in Control qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. § 1.409A-3(i)(5), and this Agreement shall be interpreted and construed to effectuate such intent.

2.8.	Code. "Code" means the Internal Revenue Code of 1986, as amended.

2.9.	Committee. "Committee" means the Compensation Committee of the Board.

2.10.	Company. "Company" means CONSOL Energy Inc.

2.11.
Compensation. "Compensation" means a Participant's annual base salary as in effect on December 31st of each Award Period, plus Bonus for the respective Award Period. For purposes of this Plan, Compensation shall be determined without regard to any pre-tax salary reduction amounts, including but not limited to amounts any amounts voluntarily deferred by the Participant pursuant to the Company's tax qualified plans maintained under § 401(a) or § 125 of the Code, or pursuant to any non-qualified plan which permits the voluntary deferral of compensation.

2.12.	Compensation Credits. "Compensation Credits" mean the amounts added to an Account pursuant to Article IV.

2.13.	Compensation Limit. "Compensation Limit" means annual compensation limit specified under § 401(a)(17) of the Code, as adjusted from time to time.

2.14.
Disability Termination. "Disability Termination" means a termination of employment because a Participant: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company or its Subsidiaries.

2.15.
Interest Credits. "Interest Credits" means the amount credited to a Participant's Account(s) in accordance with the provisions of Article IV, calculated utilizing the annual average rate of the ten year United States Treasury Note rate plus two (2%) percent, compounded on a daily basis, or such other basis as may be determined from time to time by the Committee. This rate may be reset by the Committee from time to time.

2.16.	Investment Committee. "Investment Committee" means the Committee as defined in Section 1.12 of the CONSOL Energy Inc. Investment Plan for Salaried Employees.

2.17.
Participant. "Participant" means any eligible employee who has Compensation in excess of the Compensation Limit for any Award Period; provided, however, the foregoing provisions shall not limit the Committee's discretion to determine whether an employee remains eligible to continue to actively participate in the Plan.

2.18.	Plan. "Plan" means this Defined Contribution Restoration Plan, as amended from time to time.

2.19.	Qualified Plan. "Qualified Plan" means CONSOL Energy Inc. Employee Retirement Plan, as amended, and/or such other plan(s) as designated by the Investment Committee.

2.20.	Section 409A. "Section 409A" shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

2.21.
Separation from Service. "Separation from Service" shall mean a Participant's death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language "at least 20 percent" shall be used instead of "at least 80 percent" in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

2.22.
Specified Employees. "Specified Employees" means key employees of the Company, as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, as determined in accordance with the procedures established by the Committee.

2.23.
Subsidiary. "Subsidiary" means, unless excluded by the Committee, any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee. An entity shall be considered to be a "Subsidiary" only for the period of time in which the ownership test and the Committee approval set forth above have been met.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.
a)Participation in the Plan is limited to officers and key management employees of the Company and its Subsidiaries who are designated by the Committee as eligible to participate in the Plan and who are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Unless and until changed by the Committee, an employee of the Company or a Subsidiary will only be eligible if the employee has Compensation in excess of the Compensation Limit. Notwithstanding the foregoing or any provision of this agreement to the contrary, an employee who is eligible to participate and accrue benefits in the CONSOL Energy Inc. Supplemental Retirement Plan at any time during an Award Period shall be ineligible to participate in the Plan.
b)A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan or if such benefits are forfeited pursuant to the terms of the Plan.
c)Notwithstanding anything in this Plan to the contrary, the Committee may terminate a Participant's participation in the Plan at any time, in its sole and absolute discretion. If Participant no longer meets the basic eligibility standards, the Participant's participation in the Plan shall automatically terminate, with no further act on the part of the Committee, Company, Investment Committee, or any Subsidiary, and the Participant shall cease to continue to participate in, and accrue benefits under, this Plan except as specifically provided hereunder.
d)A Participant must be employed on September 30th of an Award Period to be eligible to receive a Compensation Credit for such Award Period.

3.2.	Cause.
a)    Notwithstanding anything in this Plan to the contrary, if (i) a Participant's employment with the Company or any Subsidiary terminates on account of Cause (which includes voluntary resignation in lieu of involuntary termination on account of Cause), or (ii) Cause otherwise exists at any time by reason of a violation of Subsection (ii) or (iv) of the definition of Cause, or if such a violation is discovered following the date a Participant's employment with the Company or any Subsidiary has terminated, regardless of the reason for such termination (any of which is a "Cause Event"), no benefits will be payable hereunder. Additionally, all benefits of any nature, whether vested or unvested, shall be forfeited without payment by the Plan, the Company or any Subsidiary and the Participant shall have no further rights under the Plan.
b)    In addition to the forfeiture provisions set forth in Section 3.2(a), and in addition to any other rights at law or in equity, in the event a Cause Event occurs with respect to a Participant, each Participant, by participating in this Plan, agrees that within ten (10) days after the date the Company provides such Participant notice of the occurrence of a Cause Event, the Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under this Plan within the six (6) month period prior to the date of the Company provides notice of the Cause Event. Each Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a determination that Cause exists. The Participants agree that timely payment to the Company, as set forth in this provision of the Plan, is reasonable and necessary because the compensatory damages that will result from a Cause determination cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Plan is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 3.2 and in any employment or other agreement between the Participant and the Company.
c)    For purposes of Section 2.6 and this Section 3.2, the term "Subsidiary" shall be determined solely on the basis of whether the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, and not on the basis of whether the entity has adopted this Plan.
ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.	Accounts. The Compensation Credits granted to a Participant under the Plan shall be added to the Participant's Account as set forth in this Article.

4.2.	Contributions to Account. Compensation Credits will be made based upon the formula A minus B, as follows:
A = 9% times (Base Salary plus Bonus); less
B = 6% times the lesser of: (i) Base Salary; or (ii) the Compensation Limit in effect during the Award Period.

4.3.	Timing of Credits.
a)    Except as otherwise provided herein, a Participant's Compensation Credits for an Award Period shall be added to the Participant's Account on or about April 1st following the end of the Award Period.
b)    Interest Credits, if any, will be credited annually to each Participant's Account in accordance with the procedures established by Investment Committee. All Interest Credits will cease upon commencement of benefits. No Interest Credits will be credited for the year in which benefits commence.

4.4.	Change in Status. Notwithstanding Sections 4.2 and 4.3, Compensation Credits for the year in which Participant terminates employment will be provided as follows:

Change in Status	Inputs for Benefit Formula	Credit Date
Voluntary Change: • Early Retirement • Normal Retirement • Termination (not listed below)	If event occurs prior to September 30th If event occurs on or after September 30th - Base Salary plus actual Bonus	No credits. In accordance with Section 4.3(a).
Involuntary Change: • Incapacity Retirement • Death • Disability Termination • Change of Control (double trigger) • Reduction in Force	If event occurs prior to September 30th, Base Salary and target Bonus. If event occurs on or after September 30th, Base Salary and actual Bonus.	End of month following month containing event. In accordance with Section 4.3(a).
For purposes of this Section 4.4, Normal Retirement, Early Retirement and Incapacity Retirement will have the meanings ascribed to them in the Qualified Plan.

4.5.
Vesting of Accounts. Each Participant shall be 100% vested at all times in the amounts credited to such Participant's Account. Notwithstanding this Section 4.5, a Participant can forfeit all vested amounts as provided herein.

4.6.	Statement of Accounts. The Investment Committee may provide to each Participant a statement showing the balances in the Participant's Account on an annual basis.
ARTICLE V - PLAN BENEFITS

5.1.	Distribution Dates. The vested portion of a Participant's Account shall be distributed to the Participant as follows:
a)    Benefits shall be paid in two hundred forty (240) equal monthly installments, which each installment equal to the value of the Account at commencement divided by two hundred forty (240). Benefits shall commence in the month immediately following the later to occur of: (i) the month in which Participant turns age 60; or (ii) the month containing the six-month anniversary date of the Participant's Separation From Service.
b)    A Participant may designate a Beneficiary as provided under Article VI hereunder. The Beneficiary will be eligible to receive the balance of the monthly installments that the Participant does not receive on account of the death of the Participant. Said balance shall be paid in the same monthly amount, and at the same time and manner as the Participant was receiving prior to his or her death for the remainder of the two hundred forty (240) month term.

5.2.
Small Account. The Committee, in its discretion, may distribute the Participant's Accounts in a lump sum if the present value of the Participant's remaining unpaid Account (and all other amounts required to be aggregated with such accounts under Section 409A) falls below the applicable dollar amount under Section 402(g)(1)(B) of the Code then in effect. Any such exercise of discretion shall be evidenced in writing not later than the date of payment.

5.3.
Withholding; Payroll Taxes. All benefits under the Plan shall be subject to income, employment and other tax withholding as required by applicable law. At the time that tax withholding is required, if an amount is payable under the Plan to the Participant, the amount of the required tax withholding shall be withheld from such payment. If, however, an amount is not then payable or the amount payable under the Plan to the Participant is less than the required withholding, the Participant shall pay to the Company, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of the Company, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant. The Participant shall hold the Company harmless from any liability for acting to satisfy the withholding obligation in this manner.

5.4.
Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee, Investment Committee and Company from all liability with respect to such benefit.

5.5.
Effect of Payment. The full payment of the applicable benefit under this Plan shall completely discharge all obligations on the part of the Plan, the Company, any Subsidiary, the Committee and the Investment Committee to the Participant (and the Participant's Beneficiary) with respect to the operation of this Plan, and the Participant's (and Participant's Beneficiary's) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.
Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's vested Account balance. If any class has more than one member, and any member predeceases Participant or otherwise is ineligible for benefits, the remaining members of the class will receive all benefits proportionately. Each Beneficiary designation shall be in a written form acceptable to the Committee or Investment Committee and shall be effective only if filed with the Investment Committee during the Participant's lifetime.

6.2.
Changing Beneficiary. Any Beneficiary designation may be changed by filing of a new Beneficiary designation with the Investment Committee. Any such new Beneficiary designation shall cancel all prior designations previously filed by the Participant.

6.3.
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void as to all Beneficiaries, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)The Participant's surviving spouse;
b)The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or
c)The Participant's estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company's obligations under this Plan.
ARTICLE VII - ADMINISTRATION
Duties. The Investment Committee as defined in Section 1.17 of the Qualified Plan (the "Retirement Board") (and the Committee, where the Committee exercises powers hereunder, or the CEO with respects to determinations of Cause as specified herein) shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation: determining the rights and status of Participants or their beneficiaries under the Plan; interpreting the Plan; adopting administrative rules, regulations, and guidelines for the Plan; making factual determinations (including determinations as to the designation of beneficiaries); and correcting any defect, supplying any omission or reconciling any inconsistency or conflict in the Plan. In general, the Investment Committee will utilize and follow the administrative rules and practices that are utilized under the Qualified Plan. The Investment Committee's determinations under the Plan (and the Committee's determinations under the Plan where the Committee exercises powers hereunder) need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Investment Committee (or the Committee, where applicable), in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Investment Committee (and the Committee, where applicable or the CEO with respects to determinations of Cause as specified herein) shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
Agents. The Investment Committee (and the Committee, where applicable) may delegate such of its powers and authority under the Plan to the Company's officers as it deems necessary or appropriate. In the event of such delegation, all references to the Investment Committee in this Plan (and the Committee, where applicable) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
Binding Effect of Decisions. Any action taken by the Investment Committee (and the Committee, where applicable) with respect to the rights or benefits under the Plan of any Participant shall be revocable by the Investment Committee (and the Committee, where applicable) as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Investment Committee's (or the Committee, where applicable) or the Company's making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.
Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and, where applicable, the Investment Committee, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, and, where applicable, the Investment Committee, except in the case of gross negligence or willful misconduct.
ARTICLE VIII - CLAIMS PROCEDURE

8.1.
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant"), or requesting information under the Plan shall present the request in writing to the Investment Committee, which shall respond in writing as soon as practical.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
b)A description of any additional material or information required and an explanation of why it is necessary; and
c)An explanation of the Plan's claim review procedure.

8.3.
Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant's claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.
Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee's receipt of claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

8.5.
Further Proceedings. If a Participant's claim for benefits is denied in whole or in part, such Participant may file suit only in a state or federal court located in Allegheny County, Pennsylvania. Before such Participant may file suit in a state or federal court, Participant must exhaust the Plan's administrative claims procedures. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Plan Administrator and the Company. In addition, any such judicial or administrative proceeding must be filed within six (6) months after the Company's final decision under Section 8.4 or it will be forever barred.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.
Amendment. The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan with respect to benefits earned and credited under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

9.2.
Company's Right to Terminate. Without limiting the generality of Section 9.1, the Vice President - Human Resources of the Company, subject to the consent of the President of the Company, may amend, modify or restate the Plan to: (i) effectuate compliance with legal requirements or changes in applicable laws or regulations (including 409A as set forth above in Section 9.1); and (ii) effectuate other changes which the Vice President - Human Resources believes to be desirable, including, but not limited to, amendments to facilitate the proper and efficient management and administration of the Plan; provided , that except for amendments to the Plan to effectuate compliance with legal requirements or changes in applicable laws or regulations, no amendments shall be made by the Vice President - Human Resources pursuant to this authority which would materially increase or decrease benefits, or which would materially increase the costs of such Plans, including the cost of maintenance or administration.

ARTICLE X - MISCELLANEOUS

10.1.
Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.
Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, that Company and shall not be an obligation of another company; provided, however, that a Subsidiary that covers its employees will be solely responsible for benefit payments to such employees.

10.3.
Section 409A. Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with Section 409A, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder. Accordingly, if a Participant is a Specified Employee for purposes of Section 409A and a payment subject to Section 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

10.4.
Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants' Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company, a Subsidiary or any other party for payment of benefits under this Plan. Any property held by Company or a Subsidiary for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company's and Subsidiary's obligations under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.5.
Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all Company's general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.6.
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.7.
Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and a Subsidiary and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or a Subsidiary or to interfere with the right of the Company or Subsidiary to discipline or discharge a Participant at any time.

10.8.
Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.9.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

10.10.
Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11.
Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in company's records.

10.12.
Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

CONSOL Energy Inc.

/s/ P. Jerome Richey
By:     P. Jerome Richey
Title:     Executive Vice President and Chief Legal Officer